Elevate Credit Announces New Board Member Appointment

FORT WORTH, Texas - December 16, 2021 - Elevate Credit, Inc. (“Elevate” or “Company”), a leading tech-enabled provider of innovative and responsible online credit solutions for non-prime consumers, today announced the appointment of Jay Bray to the Company’s Board of Directors, effective immediately. As Chairman and Chief Executive Officer of Mr. Cooper Group, Bray brings more than 25 years of financial services experience to Elevate’s Board. Bray will assume a newly created Board position and will serve on the Compensation Committee.

“Jay’s extensive knowledge of the financial services and technology market will be invaluable to Elevate as we continue to seek opportunities to better serve the millions of non-prime consumers who are underserved by traditional banking institutions,” said Elevate Chief Executive Officer Jason Harvison. “Our organization will greatly benefit from the leadership and insights Jay has accumulated in his years at the helm of Mr. Cooper and we very much look forward to having him join our Board.”

As the Chairman and Chief Executive Officer of Mr. Cooper Group, Mr. Bray has grown the company to become the largest non-bank mortgage servicer in the country, successfully led multiple acquisitions and divestitures and championed the company’s transformation from Nationstar to Mr. Cooper. Prior to his time at Mr. Cooper, he held a variety of leadership roles at Bank of America and predecessor entities, where he managed the asset backed securitization process for mortgage-related products, developed and implemented a secondary execution strategy and profitability plan and managed investment banking relationships, secondary marketing operations and investor relations. Additionally, Mr. Bray led the portfolio acquisition, pricing and modeling group at Bank of America. He holds a B.A.A. in Accounting from Auburn University and is a Certified Public Accountant in the State of Georgia.

“I am thrilled to join the Board of a mission driven organization that is committed to giving consumers the tools and resources they need to reach a better financial future,” Mr. Bray said. “I look forward to working with my fellow Board members and Elevate’s leadership team to provide consumers with responsible and transparent solutions that will provide them with the foundation to thrive.”

About Elevate

Elevate (NYSE: ELVT), together with its banks partners, has originated $9.5 billion in non-prime credit to more than 2.6 million non-prime consumers to date and has saved its customers more than $8.8 billion versus the cost of payday loans. Its responsible, tech-enabled online credit solutions provide immediate relief to customers today and help them build a brighter financial future. The company is committed to rewarding borrowers’ good financial behavior with features like interest rates that can go down over time, free financial training and free credit monitoring. Elevate’s suite of groundbreaking credit products includes RISE, Elastic, and Today Card. For more information, please visit http://corporate.elevate.com.

Investor Relations:
Solebury Trout
Sloan Bohlen, (817) 928-1646
investors@elevate.com

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Laurie Steinberg, 845-558-6370
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